Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
POLYPORE INTERNATIONAL, INC.

* * * * * * * *

POLYPORE INTERNATIONAL, INC., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1.             The name of the Corporation is POLYPORE INTERNATIONAL, INC. The Corporation was originally incorporated under the name PP Holding Corporation II and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 19, 2004. The original Certificate of Incorporation was amended on June 3, 2004.

2.             Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

3.             This Amended and Restated Certificate of Incorporation was duly adopted by the written consent of the Board of Directors of the Corporation (the “Board of Directors”) and by the written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

4.             The text of the Certificate of Incorporation of the Corporation is hereby restated and further amended to read in its entirety as follows:

ARTICLE I.

The name of the corporation is POLYPORE INTERNATIONAL, INC.

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is The Corporation Service Company.

ARTICLE III.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as now in effect or hereafter amended (the “DGCL”).

ARTICLE IV.

The total authorized capital stock of the Corporation shall be TWO HUNDRED FIFTEEN MILLION (215,000,000) shares consisting of (i) TWO HUNDRED MILLION (200,000,000) shares of Common Stock, $.01 par value per share (“Common Stock “), and (ii) FIFTEEN MILLION (15,000,000) shares of Preferred Stock, $.01 par value per share (“Preferred Stock”). Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any of the Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

(a)           Common Stock.

(i)            Dividends. Subject to the preferences and other rights of the Preferred Stock, if any, the holders of Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. Holders of shares of Common Stock shall be entitled to share equally, share for share, in such dividends.

(ii)           Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, voluntary or involuntary, after payment or provision for payment to the holders of the Preferred Stock, if any, of the amounts to which they may be entitled, the remaining assets of the Corporation available to stockholders shall be distributed equally per share to the holders of Common Stock irrespective of class.

(iii)          Voting. Except as otherwise provided herein or by law, each holder of Common Stock shall be entitled to one vote in respect of each share of Common Stock held of record on all matters submitted to a vote of stockholders. Notwithstanding the foregoing, and except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(b)           Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board of Directors is further authorized to increase or decrease (but not below the number of shares outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock or as otherwise provided herein, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes.

ARTICLE V.

In furtherance and not in limitation of the powers conferred by statute, the Bylaws of the Corporation may be made, altered, amended or repealed by two-thirds of the stockholders entitled to vote for the Board of Directors or by a majority of the entire Board of Directors.

ARTICLE VI.

(a)           The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities expressly conferred upon the Board of Directors by statute or this Amended and Restated Certificate of Incorporation, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, this Amended and Restated Certificate of Incorporation or the by-laws required to be exercised or done by the stockholders. The number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

(b)           Upon the effectiveness of this Amended and Restated Certificate of Incorporation by filing this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the Board of Directors shall be divided into three classes to be designated as Class I, Class II and Class III. The number of directorships shall be apportioned among the classes so as to maintain the classes as nearly equal in number as possible. The Board of Directors, by resolution, shall designate the class in which each of the directors then in office shall serve upon such classification. To the extent any additional directors are elected or appointed prior to the Corporation’s first annual meeting of stockholders after the Effective Time, the Board of Directors, by resolution, shall determine the class of such additional directors.

The directors in Class I shall be elected for a term expiring at the first annual meeting of stockholders after the Effective Time, the directors in Class II shall be elected for a term expiring at the second annual meeting of stockholders after the Effective Time, and the directors in Class III shall be elected for a term expiring at the third annual meeting of stockholders after the Effective Time. Commencing at the first annual meeting of stockholders after the Effective Time, and at each annual meeting of stockholders thereafter, directors elected to succeed those directors whose terms expire in connection with such annual meeting of stockholders shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

(c)           A director may be removed from office only for cause and only by the affirmative vote of the stockholders of the Corporation holding at least a majority of the outstanding stock entitled to vote in an election of directors to the Board of Directors, at meetings of stockholders at which directors are elected or a special meeting of the stockholders. Any vacancy on the Board of Directors, however resulting, and any newly created directorship resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class, shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

(d)           Elections of directors need not be by written ballot.

ARTICLE VII.

(a)           The Corporation shall indemnify to the fullest extent authorized or permitted under and in accordance with the laws of the State of Delaware (as now or hereafter in effect) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)           Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article.

(c)           The indemnification and other rights set forth in this Article VII shall not be exclusive of any provisions with respect thereto in the Bylaws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against liability under this Article VII and applicable law, including the DGCL.

(d)           Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to the reimbursement of expenses pursuant to this Article VII, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

(e)           No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director:

(i)            for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(ii)           for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)          under Section 174 of the DGCL; or

(iv)          for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended after the date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE VIII.

The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by the DGCL and, subject to the terms of this Amended and Restated Certificate of Incorporation, all rights and powers conferred herein on stockholders, directors, officers and other persons, if any, are subject to this reserved power.

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IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by its President and Chief Executive Officer this           day of                  , 2007.

POLYPORE INTERNATIONAL, INC.

By:
Name: Robert B. Toth
Title: President and Chief Executive Officer